Exhibit 99.1

KemPharm Completes KP415 Pre-NDA Meeting with FDA

KP415 NDA Filing Anticipated in Late Q2 or Early Q3 2019

Conference Call Scheduled for Today, Thursday, April 11, 2019 at 5:00 p.m. ET

Celebration, FL – April 11, 2019 – KemPharm, Inc. (Nasdaq: KMPH), a specialty pharmaceutical company engaged in the discovery and development of proprietary prodrugs, today announced that the Company concluded a pre-New Drug Application ("NDA") meeting with the U.S. Food and Drug Administration ("FDA") for KP415, KemPharm’s investigational attention-deficit/hyperactivity disorder (ADHD) product candidate that contains serdexmethylphenidate (a prodrug of d-methylphenidate) and d-methylphenidate. Held yesterday, the purpose of the meeting was to discuss the Company’s NDA for KP415 and to confirm the clinical and non-clinical requirements for its submission.

At the pre-NDA meeting, representatives from the FDA reviewed KemPharm’s summary of the data package being prepared for the KP415 NDA submission, including clinical, non-clinical and human abuse potential studies, as well as regulatory elements. Based on the feedback from the FDA, the Company believes its regulatory data package will be sufficient for submission, with acceptance of the filing subject to the FDA's review of the complete package.

“We are pleased with the collaborative tone of our meeting with the FDA, and we now have a solid understanding of the Agency's requirements for our submission,” said Travis C. Mickle, Ph.D., President and Chief Executive Officer of KemPharm. “Based on feedback received during this meeting and from previous correspondences, we are confident in moving forward with our NDA package for KP415, which is on track for submission in late Q2 or early Q3 2019.”

Dr. Mickle added, “One of the topics discussed with the FDA was the data analysis of the KP415.E01 efficacy trial.  The complete KP415.E01 data package will be included in the NDA and provides additional analyses beyond the previously announced top line data that further support our belief that KP415 elicits an onset of action at 30 minutes and a duration of effect of 13 hours.  In addition, the FDA stated that no additional efficacy study or data is required to assess KP415’s efficacy in treating ADHD.”

KP415 is KemPharm’s prodrug product candidate being developed for the treatment of ADHD. KP415 consists of serdexmethylphenidate (SDX), KemPharm’s prodrug of d-methylphenidate (d-MPH), co-formulated with immediate-release d-MPH.  KP415 is designed to address unmet needs with the most prescribed methylphenidate ADHD treatments, including earlier onset of action and longer duration of therapy. In addition, the results from the Human Abuses Potential program for the SDX component of KP415 suggest that the prodrug may have lower abuse potential than relevant d-MPH comparators.

Conference Call Information:

KemPharm will host a brief conference call and live audio webcast with a slide presentation today, Thursday, April 11, 2019, at 5:00 p.m. ET. Interested participants and investors may access the conference call by dialing either:

●	(866) 395-2480 (U.S.)
●	(678) 509-7538 (international)
●	Conference ID: 7191464

An audio webcast with slide presentation will be accessible via the Investor Relations section of the KemPharm website http://investors.kempharm.com/. An archive of the webcast and presentation will remain available for 90 days beginning later today, April 11, 2019, at approximately 6:00 p.m. ET.

About KemPharm:

KemPharm is a specialty pharmaceutical company focused on the discovery and development of proprietary prodrugs to treat serious medical conditions through its proprietary LAT™ (Ligand Activated Therapy) technology. KemPharm utilizes its proprietary LAT technology to generate improved prodrug versions of FDA-approved drugs as well as to generate prodrug versions of existing compounds that may have applications for new disease indications. KemPharm’s prodrug product candidate pipeline is focused on the high need areas of attention deficit hyperactivity disorder, or ADHD, and stimulant use disorder. KemPharm’s co-lead clinical development candidates for the treatment of ADHD, KP415 and KP484, are both based on a prodrug of d-methylphenidate, but have differing duration/effect profiles. In addition, KemPharm has received FDA approval for APADAZ®, an immediate-release combination product containing benzhydrocodone, a prodrug of hydrocodone, and acetaminophen. For more information on KemPharm and its pipeline of prodrug product candidates visit www.kempharm.com or connect with us on Twitter, LinkedIn, Facebook and YouTube.

Caution Concerning Forward Looking Statements:

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation our proposed development and commercial timelines, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements, including the potential timing and outcome of the NDA submission for KP415, and the potential benefits of KP415, are based on information currently available to KemPharm and its current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans. Risks concerning KemPharm’s business are described in detail in KemPharm’s Annual Report on Form 10-K for the year ended December 31, 2018, and KemPharm’s other Periodic and Current Reports filed with the Securities and Exchange Commission.  KemPharm is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

KemPharm Contacts:
Jason Rando / Robert LeBoyer Tiberend Strategic Advisors, Inc. 212-375-2665 / 2664 jrando@tiberend.com rleboyer@tiberend.com